Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of NFO Worldwide, Inc. on Form S-8 dated June 30, 1998, of our report dated February 23, 1998, except for Note 21, as to which the date is March 12, 1998, on the consolidated financial statements of NFO Worldwide, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, included in NFO Worldwide, Inc.'s annual report on Form 10-K for the year ended December 31, 1997, and to all references to our firm included in this registration statement.

                                             ARTHUR ANDERSEN LLP

New York, New York,
June 29, 1998.